EXHIBIT 10.25

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made and entered into effective as of January 1, 2009, by and between The Neiman Marcus Group, Inc., a Delaware corporation (“NMG”) and Karen Katz (the “Executive”).

W I T N E S S E T H:

WHEREAS, NMG and the Executive entered into an Employment Agreement effective as of October 6, 2005 (the “Employment Agreement”); and

WHEREAS, NMG and the Executive now desire to amend the Employment Agreement for compliance with Internal Revenue Code Section 409A and the Treasury Regulations thereunder, and to make certain other changes;

NOW, THEREFORE, in consideration of the premises, the parties do hereby agree as follows:

1.             The last sentence of Paragraph 1(c) is hereby deleted in its entirety.

2.             Paragraph 1(d) of the Employment Agreement is hereby deleted in its entirety, with such paragraph reserved for future use.

3.             Paragraph 1(j) of the Employment Agreement is hereby amended by the addition of the following sentence:

In addition to the foregoing, if the Executive experiences a “separation from service” (as determined in accordance with Treasury Regulation Section 1.409A-1(h)) prior to her termination of employment as a result of action taken by NMG without the consent of the Executive, the separation from service shall constitute “Good Reason” hereunder; provided that the Executive delivers a Notice of Termination to NMG within 10 days following such separation from service.

4.             Paragraph 1(k) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(k)  “Management Equity Incentive Plan” means the Neiman Marcus, Inc. Management Equity Incentive Plan (formerly known as the Newton Acquisition, Inc. Management Equity Incentive Plan), adopted November 29, 2005.

5.             Paragraph 2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

2.  Employment.  NMG agrees to continue to employ the Executive, and the Executive agrees to continue to be employed, for the period set forth in Paragraph 3, in the position and with the duties and responsibilities set forth in Paragraph 4, and upon the other terms and conditions set out in this Agreement.  The Executive acknowledges and agrees that the terms of the grant of an award pursuant to the Management Equity Incentive Plan shall be governed exclusively by the terms of such grant, including, without limitation, the vesting provisions thereof.  Accordingly, there shall be no acceleration of vesting as a result of a termination of employment for any reason.

6.             Paragraph 4(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(a)  The Executive shall serve as the Chief Executive Officer and President of Neiman Marcus Stores, a division of NMG (“NMS”) and as an Executive Vice President of NMG.  In such capacity, the Executive, subject to the ultimate control and direction of the Board, shall have and exercise direct charge of and general supervision over the business and affairs of NMS and over the strategy, business development and marketing of NMG.  In addition, the Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to the Executive by the Board and the Chief Executive Officer of NMG; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to NMS.  The Executive shall report and be accountable to the Board and the President and Chief Executive Officer of NMG or their respective designees.

7.             Paragraph 4(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(b)  During the Employment Term, the Executive shall devote her full time, skill, and attention and her best efforts to the business and affairs of NMS and NMG to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability.  Notwithstanding the foregoing, the Executive may (i) subject to the approval of the Board, serve as a director or as a member of an advisory board of a noncompeting company, (ii) serve as an officer or director or otherwise participate in non-profit educational, welfare, social, religious and civil organizations, including, without limitation, all such positions and participation in effect as of the Effective Date, and (iii) manage personal and family investments; provided, however, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this paragraph do not significantly interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an executive of NMS or NMG in accordance with this Agreement.

8.             Paragraph 5(a) of the Employment Agreement is hereby amended by the addition of the following sentence:

Effective as of January 1, 2009, Base Salary shall be increased by $25,000, in exchange for Executive’s relinquishment of her annual clothing allowance.

9.             The first sentence of Paragraph 5(d) (SERP Enhancement) of the Employment agreement is hereby amended and restated in its entirety as follows:

During the Employment Term, the Executive shall continue to accrue benefits under The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan (the “SERP”), provided that (i) the SERP shall not be amended or terminated in any way that adversely affects the Executive without the consent of Executive, and (ii) after the Executive has reached the 25-year maximum set forth in the SERP, she shall be entitled to an additional one year of credit for each full year of service thereafter.

10.           Paragraphs 5(d) (Employee Benefits) through 5(h) (Indemnification) are hereby redesignated Paragraphs 5(e) through 5(i) respectively.

11.           Paragraph 5(f) (Fringe Benefits) of the Employment Agreement is hereby amended by the addition of the following sentence:

Notwithstanding the preceding, effective as of January 1, 2009, Executive shall no longer receive a clothing allowance.

12.           Paragraph 7(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(a)  Death.  If the Executive’s employment is terminated by reason of the Executive’s death, NMG shall pay to the Executive’s estate within 60 days of the Employment Termination Date (i) any unpaid portion of the Executive’s Base Salary through the Employment Termination Date and any bonus payable for the preceding fiscal year that has otherwise not already been paid; provided that the payment of any such bonus may not be delayed past the date the bonus is payable under the terms of any bonus plan (together, the “Compensation Payment”), (ii) any accrued but unused vacation days (the “Vacation Payment”), (iii) any reimbursement for business travel and other expenses to which the Executive is entitled (the “Reimbursement”), and (iv) an amount of annual incentive pay, as described in Paragraph 5(b), equal to a prorated portion of the Target Bonus amount for the year in which the Employment Termination Date occurs (the “Prorated Bonus”).  This Paragraph 7(a) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by NMG for the Executive’s benefit.

13.           Paragraph 7(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(b)  Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability, NMG shall pay to the Executive within 60 days of the Employment Termination Date (i) the Compensation Payment, provided that the payment of the bonus portion of the Compensation Payment may not be delayed past the date the bonus is payable under the terms of any bonus plan, (ii) the Vacation Payment, (iii) the Reimbursement, and (iv) the Prorated Bonus.  This Paragraph 7(b) does not limit the entitlement of the Executive to any amounts payable pursuant to the terms of any applicable disability insurance plan, policy, or similar arrangement that is maintained by NMG for the Executive’s benefit.

14.           Paragraph 7(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(c)  Termination by the Executive Without Good Reason or Following Executive Non-Renewal.  If the Executive’s employment is terminated by the Executive pursuant to and in compliance with Paragraph 6(e) or by reason of the provision of a Notice of Non-Renewal by the Executive, NMG shall pay to the Executive within 60 days of the Employment Termination Date (i) the Compensation Payment, provided that the payment of the bonus portion of the Compensation Payment may not be delayed past the date the bonus is payable under the terms of any bonus plan, (ii) the Vacation Payment, and (iii) the Reimbursement.

15.           Paragraph 7(d) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(d)  Termination for Cause.  If the Executive’s employment is terminated by NMG for Cause, NMG shall pay to the Executive within 60 days of the Employment Termination Date (i) the Compensation Payment, provided that the payment of the bonus portion of the Compensation Payment may not be delayed past the date the bonus is payable under the terms of any bonus plan, (ii) the Vacation Payment, and (iii) the Reimbursement.

16.           Paragraph 7(e) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(e)  Termination Without Cause or With Good Reason or Following NMG Notice of Non-Renewal.

(i)            If, following the second anniversary of the Effective Date, the Executive’s employment (x) is terminated by NMG during the Employment Term for any reason other than death, Disability, or Cause, (y) is terminated by the Executive for Good Reason during the Employment Term, or (z) terminates upon expiration of the Employment Term following the provision of a Notice of Non-Renewal by NMG, then NMG shall pay to the Executive within 60 days of the Employment Termination Date (i) the Compensation Payment, provided that the payment of the bonus portion of the Compensation Payment may not be delayed past the date the bonus is payable under the terms of any bonus plan, (ii) the Vacation Payment, and (iii) the Reimbursement.

(ii)           In addition, subject to (x) the occurrence of the conditions in subparagraph (i) above and (y) the Executive’s execution of a release and waiver of claims against NMG and its Affiliates in such form as NMG may reasonably require within 45 days of the Employment Termination Date and provided that the Executive does not revoke such release and waiver within any revocation period, NMG will:

(A) pay to the Executive a lump-sum payment equal to:  the Prorated Bonus, plus an amount equal to the Executive’s monthly COBRA premium multiplied by six (6), as a supplement for the cost of post-employment welfare benefits, plus two (2) times the sum of the Base Salary provided for in Paragraph 5(a) and the Target Bonus under Paragraph 5(b), at the level in effect as of the Employment Termination Date;

(B) in the event Executive’s termination of employment constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h), and if immediately prior to the Employment Termination Date the Executive participates in group medical or dental coverage offered by NMG and the Executive is eligible for and elects continued coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor law, reimburse the Executive monthly during the period of COBRA continuation coverage for the total amount of the monthly COBRA premiums actually paid by Executive; and

(C) for a period of 2 years following the Employment Termination Date, provide the Executive and the Executive’s spouse and dependents life insurance coverage at the same benefit level as provided to Executive immediately prior to the Employment Termination Date and at the same cost to Executive as is generally provided to similarly situated active employees of NMG.  The amount expended for the provision of life insurance during a taxable year of the Executive shall not affect the amount expended for the provision of life insurance in any other taxable year.

(iii)          The payment provided under Paragraph 7(e)(ii)(A) shall be made (x) in the event the Executive’s termination of employment constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h), on the 65th day following the Employment Termination Date, (y) in the event the Executive does not experience a separation from service until after her termination of employment, on the 65th day following such separation from service, or (z) in the event the Executive experiences a separation from service which constitutes Good Reason under Paragraph 1(j) prior to her termination of employment, on the 65th day following such separation from service.  Notwithstanding the foregoing, if the Executive experiences a separation from service which does not constitute Good Reason under Paragraph 1(j) prior to her termination of employment, then the payment due to the Executive under Paragraph 7(e)(ii)(A) shall be forfeited.

(iv)          The Executive shall be required to repay the amounts described in clause (ii)(A), and the benefits described in clauses (ii)(B) and (ii)(C) shall cease if:

(A) the Executive receives written notice from NMG that, in the reasonable judgment of NMG, the Executive engaged or is engaging in any conduct that violates Paragraph 8 or engaged or is engaging in any of the Restricted Activities described in Paragraph 9, unless within 30 days of the date NMG so notifies the Executive in writing, the Executive provides information to NMG that NMG determines is sufficient to establish that the Executive did not engage in any conduct that violated Paragraph 8 or engage in any of the Restricted Activities described in Paragraph 9; or

(B) the Executive is arrested or indicted for any felony, other serious criminal offense, or any violation of federal or state securities laws, or has any civil enforcement action brought against her by any regulatory agency, for actions or omissions related to her employment with NMG or any of its Affiliates, or if NMG reasonably believes that the Executive has committed any act or omission, either during her employment under this Agreement or if related to such employment thereafter, that during her employment would have entitled NMG to terminate her employment for Cause under provisions (i), (ii), (iv), or (vi) of the definition of Cause, and the Executive is found guilty or enters into a plea agreement, consent decree or similar arrangement with respect to any such criminal or civil proceedings, or if the Board makes a finding that the Executive has committed such an act or omission.  If any such criminal or civil proceedings do not result in a finding of guilt or the entry of a plea agreement or consent decree or similar arrangement, or if the Board makes a finding that the Executive has not committed such an act or omission, the Executive shall not be required to repay any amounts hereunder.

17.           Paragraph 7(f) of the Employment Agreement is hereby deleted in its entirety, with such paragraph reserved for future use.

18.           Paragraph 7(h) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(h)  Offset.  The Executive agrees that NMG may set off against, and she authorizes NMG to deduct from, any payments due to the Executive, or to her heirs, legal representatives, or successors, as a result of the termination of the Executive’s employment any specified amounts which may be due and owing to NMG by the Executive, whether arising under this Agreement or otherwise; provided, however, that no offset is allowed against payments to the Executive which are subject to Code Section 409A.

19.           Paragraph 12 of the Employment Agreement is hereby amended and restated in its entirety as follows:

12.  Assistance in Litigation.  After the Employment Term and for the life of the Executive, the Executive shall, upon reasonable notice, furnish such information and assistance to NMG or any of its Affiliates as may reasonably be requested by NMG in connection with any litigation in which NMG or any of its Affiliates is, or may become, a party.  NMG shall reimburse the Executive for all reasonable out-of-pocket expenses, including travel expenses, meals and lodging, incurred by the Executive in rendering such assistance, but shall have no obligation to compensate the Executive for her time in providing information and assistance in accordance with this Paragraph 12.  The Executive shall provide to NMG a receipt or voucher for any reimbursable expense within 60 days of the occurrence of such expense.  Any such reimbursement shall be made as soon as administratively possible, but in any event no later than 10 business days following receipt of such receipt or voucher.  Further, the amount of expenses eligible for reimbursement during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year.

20.           Paragraph 13(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(b)  Notwithstanding anything to the contrary contained herein, in the event the Executive is a “specified employee” (as defined below) and is entitled to receive a payment on separation from service that is subject to Code Section 409A, the payment may not be made earlier than six months following the date of the Executive’s separation from service if required by Code Section 409A and the regulations thereunder, in which case, the accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six-month period.  If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Code Section 409A shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.  A “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Board.  The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Board in accordance with the provisions of Code Sections 416(i) and 409A and the regulations issued thereunder.

21.           Paragraph 13 of the Employment Agreement is hereby amended by the addition of the following as subparagraph 13(c):

(c)  Notwithstanding anything to the contrary contained herein, this Agreement is intended to satisfy the requirements of Code Section 409A.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to satisfy the requirements of Code Section 409A.  Further, for purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  All references to “separation from service” contained in this Agreement shall mean “separation from service” as determined in accordance with Treasury Regulation Section 1.409A-1(h).

22.           Paragraph 16 of the Employment Agreement is hereby amended and restated in its entirety as follows:

16.  Excise Tax Provisions in Connection with a Change of Control.  If, after the Effective Date, there occurs a transaction that constitutes a “change of control” under Treasury Regulation Section 1.280G-1 and, immediately prior to the consummation of such change of control, NMG is an entity whose stock is readily tradable on an established securities market (or otherwise) such that the exemption for non-public companies is not available, the following provisions will apply:

(a)  In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by NMG, or any of its Affiliates, to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) which must be taken into account under Section 280G of the Code in determining the amount of any “parachute payment” (each a “Payment” and collectively the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Paragraph 16(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount that could be paid to Executive without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Payments, in the aggregate, is reduced to the Safe Harbor Amount.  The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing those Payments provided under Paragraph 7(e)(ii)(A) and, if needed, such additional Payments that are not subject to Code Section 409A.

(b)  All determinations required to be made under this Paragraph 16, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by NMG (the “Accounting Firm”) which shall provide detailed supporting calculations both to NMG and the Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by NMG.  All fees and expenses of the Accounting Firm shall be borne solely by NMG.  Any Gross-Up Payment, as determined pursuant to this Paragraph 16, shall be paid by NMG to the Executive (or to the appropriate taxing authority on the Executive’s behalf) when the applicable tax is due.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing.  Any determination by the Accounting Firm shall be binding upon NMG and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Executive will be lower than the amount actually due (“Underpayment”).  In the event that NMG exhausts its remedies pursuant to Paragraph 16(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by NMG to or for the benefit of Executive within 10 business days after receipt of the Accounting Firm’s determination.  In no event shall the Gross-Up Payment or the Underpayment be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.

(c)  The Executive shall notify NMG in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by NMG of any Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise NMG of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to NMG (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If NMG notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the

Executive shall (i) give NMG any information reasonably requested by NMG relating to such claim, (ii) take such action in connection with contesting such claim as NMG shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by NMG, (iii) cooperate with NMG in good faith in order to effectively contest such claim and (iv) permit NMG to participate in any proceedings relating to such claim; provided, however, that NMG shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  The payment of costs and expenses shall be made within 10 business days after they are incurred and any receipts, if any, are submitted to NMG, but in any event no later than the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the contest are remitted to the taxing authority, or where as a result of such contest no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.  Any Excise Taxes or income taxes imposed as a result of such representation and payment of costs and expenses shall be reimbursed to the Executive within 10 business days after they are incurred but in any event no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.  Without limitation on the foregoing provisions of this Paragraph 16(c), NMG shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as NMG shall determine; provided, further, that if NMG directs the Executive to pay such claim and sue for a refund, NMG shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if the Executive is required to extend the statute of limitations to enable NMG to contest such claim, the Executive may limit this extension solely to such contested amount.  Any Excise Taxes or income taxes imposed as a result of such advance shall be reimbursed to the Executive within 10 business days after they are incurred but in any event no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.  NMG’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)  If, after the receipt by the Executive of an amount paid or advanced by NMG pursuant to this Paragraph 16, the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall (subject to NMG’s complying with the requirements of Paragraph 16(c)) promptly pay to NMG the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by NMG pursuant to Paragraph 16(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and NMG does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

23.           Paragraph 24 of the Employment Agreement is hereby amended and restated in its entirety as follows:

24.  Entire Agreement.  This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all other prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement, including, but not limited to, the Confidentiality, Non-Competition and Termination Benefits Agreement dated November 20, 2002 between the Executive and NMG.

24.           The Employment Agreement is hereby amended by the addition of the following as Paragraph 29:

29.  Section 162(m).  The parties hereto recognize that NMG is not currently subject to Section 162(m) of the Code but that it may become subject to said section during the term of this Agreement.  In such event, NMG retains the right to amend the provisions of this Agreement that impact, relate to or reference NMG’s annual bonus program if NMG determines that such an amendment would be necessary or appropriate to ensure that any performance-based compensation payable under a new bonus plan satisfies the requirements for exemption under Section 162(m) of the Code, provided, however, that any such amendment provides the

Executive at least the same economic benefit under this Agreement as she had prior to the amendment.

25.           The Executive and NMG acknowledge that this Amendment does not eliminate or reduce the obligations of either party under any portion of Paragraph 8 or Paragraph 9 of the Employment Agreement.  Moreover, with respect to Paragraph 8(b) of the Employment Agreement, NMG continues to acknowledge and agree that the Executive must have and continue to have throughout her employment the benefits and use of its and its Affiliates’ (as defined in the Employment Agreement) goodwill and Confidential Information (as defined in the Employment Agreement) in order to properly carry out her responsibilities.  NMG accordingly promises upon execution and delivery of this Amendment to provide the Executive immediate access to new and additional Confidential Information beyond the Confidential Information to which she previously has been provided access and to authorize her to engage in activities that will create new and additional Confidential Information not currently in existence.

26.           Except as otherwise specifically set forth herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, NMG has caused this Amendment to be executed on its behalf by its duly authorized officer, and the Executive has executed this Amendment, on this the 22nd day of December, 2008.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Marita O’Dea
Its:	Senior Vice President and
Chief Human Resource Officer

EXECUTIVE

/s/ Karen W. Katz